INVESTMENT ADVISORY AGREEMENT
       THIS AGREEMENT, dated and effective as of the 1st day of December, 1988, is made and entered into by and between THE AMERICAN FUNDS TAX-EXEMPT SERIES I, a Massachusetts business trust, (hereinafter called the "Trust"), and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation (hereinafter called the "Adviser"). The parties agree as follows:

                                       1.
       The Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets, and intends initially to offer shares of two series designated The Tax-Exempt Fund of Maryland and The Tax- Exempt Fund of Virginia (the "Fund(s)").

                                       2.
       The Trust hereby employs the Adviser to furnish advice to the Trust with respect to the investment and reinvestment of the assets of the Fund(s). The Adviser hereby accepts such employment and agrees to render the services and to assume the obligations to the extent herein set forth, for the compensation herein provided. The Adviser shall, for all purposes herein, be deemed an independent contractor and not an agent of the Trust or the Fund(s).
                                       3.
       The Adviser agrees to provide supervision of the portfolio of the Fund(s) and to determine what securities or other property shall be purchased or sold by the Fund(s), giving due consideration to the policies of the Fund(s) as expressed in the Trust's Declaration of Trust, Registration Statement under the Investment Company Act of 1940, as amended (the "1940 Act"), Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), and prospectus as in use from time to time, as well as to the factors affecting the Trust's status as a regulated investment company under the Internal Revenue Code of 1954, as amended.
       The Adviser shall provide adequate facilities and qualified personnel for the placement of orders for the purchase, or other acquisition, and sale, or other disposition, of portfolio securities for the Fund(s). With respect to such transactions, the Adviser may place orders with broker-dealer firms which have sold shares of the Fund(s) or of other mutual funds or insurance contracts for which American Funds Distributors, Inc. serves as underwriter or which furnish statistical and other information to the Adviser. Neither receipt by the Adviser of any such statistical and other information or services, nor any consideration given to sales of shares of the Fund(s) or such other mutual funds or insurance contracts in selecting broker-dealer firms, shall be deemed to give rise to any requirement for abatement of the advisory fee payable pursuant to section 6 hereof.
                                 4.
       Except to the extent expressly assumed by the Adviser herein, and subject to section 6 hereof, the Trust shall pay all costs and expenses in connection with its operations. Without limiting the generality of the foregoing, such costs and expenses shall include the following: registration and filing fees with federal and state agencies, blue sky expenses, expenses of shareholders' meetings, the expense of reports to existing shareholders, expenses of printing proxies and prospectuses, insurance premiums, legal and auditing fees; dividend disbursement expenses; the expense of issuance, transfer and redemption of its shares; custodian fees; printing and preparation of registration statements; taxes; the Fund's distribution expenses pursuant to the Plan of Distribution; compensation of Trustees who are not interested persons of the Trust; association dues; and costs of stationery, forms and certificates prepared exclusively for the Trust. The Adviser and Washington Management Corporation, which manages the business affairs of the Trust (the Business Manager") will pay the foregoing expenses in proportion to the fees both receive from the Trust (with the exclusion of interest, taxes, brokerage costs and extraordinary expenses such as litigation and acquisitions) for a period ending not later than August 1, 1996, all subject to reimbursement by the Trust. To accomplish such reimbursement, the Adviser and the Business Manager receive expense reimbursement fees which together on an annual basis, are equivalent to the difference between the fees of the Adviser and the Business Manager and 1% of the average daily net assets of each Fund. The expense reimbursement fees are for reimbursement of actual expenses incurred by or on behalf of each Fund and have the effect of assuring that the total normal operating expenses of each Fund during the expense reimbursement period will not exceed 1%. Such expense reimbursement fee agreement will terminate either
(1) when all such reimbursable expenses of the Trust which have been paid by the Adviser and the Business Manager pursuant thereto have been reimbursed by the Trust or (2) on August 1, 1996, whichever is earlier.
                                      5.

 The Adviser and the Business Manager will pay the expenses, in proportion to the fees both receive from the Trust, incurred in connection with the organization of the Trust, and its registration as an investment company under the 1940 Act, and all fees and expenses including fees of legal counsel to the Trust which would otherwise be required to be paid by the Trust pursuant to section 4 and which are incurred by the Trust prior to the initial effective date of its Registration Statements under the 1933 Act and 1940 Act except for the costs of any share certificates and transfer agent fees and costs. The provisions contained in Section 4 and 5 with respect to the Business Manager are contained in the Business Management Agreement between the Trust and the Business Manager.
                                  6.
       The Trust shall pay to the Adviser on or before the tenth (10th) day of each month, as compensation for the services rendered by the Adviser during the preceding month, the sum of the following amounts:
       (a) 0.165% per annum of each Fund's average daily net assets during the month ("Net Asset Portion"), plus
      (b) 1.65% of each Fund's gross investment income for the preceding month ("Investment Income Portion").
       The Net Asset Portion shall be accrued daily at 1/365th of the applicable annual rate set forth above. The net assets of the Fund(s) shall be determined in the manner and on the dates set forth in the prospectus of the Trust, and on days on which the net assets are not determined, shall be as of the last preceding day on which the net assets shall have been determined.
       The Investment Income Portion shall be accrued daily and "gross investment income" for this purpose shall include accrual of discount as defined for Federal income tax purposes but shall not include net gains from the sale of securities.
       Upon any termination of this Agreement on a day other than the last day of the month, the fee for the period from the beginning of the month in which termination occurs to the date of termination shall be prorated according to the proportion which such period bears to the full month.
                                  7.
       Nothing contained in this Agreement shall be construed to prohibit the Adviser from performing investment advisory, management, or distribution services for other investment companies and other persons or companies nor to prohibit affiliates of the Adviser from engaging in such businesses or in other related or unrelated businesses.
                                  8.
       The Adviser shall have no liability to the Trust, or its shareholders or creditors, for any error of judgment, mistake of law, or for any loss arising out of any investment, or for any other act or omission in the performance of its obligations to the Trust not involving willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder.
                                       9.
 The Trust has heretofore, or will promptly, and from time to time will furnish to the Adviser the following: (a) Declaration of Trust; (b) By-Laws; (c) Minutes of all shareholder meetings; (d) Minutes of all Board of Trustees meetings; (e) Registration Statements filed under the 1933 Act and 1940 Act;
(f) all periodic reports filed with the Securities and Exchange Commission; (g) all amendments, subsidiary documents, interpretations, additions or deletions relating to any of the documents described in this paragraph.
 Until notification and delivery of any of the foregoing by the Trust to the Adviser, the Adviser may rely upon the documents theretofore furnished to it.
                                   10.
       This Agreement shall continue in effect until the close of business on July 31, 1989. It may thereafter be renewed from year to year with respect to each Fund by mutual consent, provided that such renewal shall be specifically approved at least annually (i) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of each Fund with respect to which renewal is to be effected, and (ii) by a majority of the non-interested Trustees by vote cast in person at a meeting called for the purpose of voting on such renewal. Any approval of this Agreement or the renewal thereof with respect to a Fund by the vote of a majority of the outstanding voting securities of that Fund, by the Trustees of the Trust or by a majority of the non- interested Trustees, shall be effective to continue this Agreement with respect to that Fund notwithstanding (A) that this Agreement or the renewal thereof has not been so approved as to any other Fund or (B) that this Agreement or the renewal thereof has not been approved by the vote of a majority of the outstanding voting securities of the Trust as a whole.
                                  11.
       The obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers, agents or shareholders of the Trust individually, but bind only the Trust estate. The Adviser agrees to look solely to the assets of the Trust or each Fund for the satisfaction of any liability in respect of the Trust or such Fund under this Agreement and will not seek recourse against such Trustees, officers, employees, agents or shareholders, or any of them, or any of their personal assets for such satisfaction.
                                  12.
       It is understood that the name "American Funds" or any derivative thereof or logo associated with that name is the valuable property of the Adviser and its affiliates, and that the Trust and/or the Fund(s) have the right to use such name (or derivative or logo) only so long as this Agreement shall continue with respect to the Trust and/or each such Fund. Upon termination of this Agreement with respect to the Trust or any Fund, the Trust and each such Fund shall forthwith cease to use such name (or derivative or logo) and, in the case of the Trust, shall promptly amend its Declaration of Trust to change its name.
                                  13.
       This Agreement may be terminated at any time as to a Fund (or the Trust), without payment of any penalty, by the Trustees or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Fund (or the Trust), on 60 days' written notice to the Adviser, or by the Adviser on like notice to the Trust. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).
       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their officers thereunto duly authorized as of the day and year first above written
                              THE AMERICAN FUNDS TAX-EXEMPT SERIES I

                              By    Stephen Hartwell
        Chairman of the Board
                              By    Howard L. Kitzmiller
                                    Vice President, Secretary and Treasurer
                              CAPITAL RESEARCH AND MANAGEMENT COMPANY
                              By    James W. Ratzlaff
           Vice Chairman of the Board

                              By    William J. O'Brien
      Assistant Vice President
                    RENEWAL OF INVESTMENT ADVISORY AGREEMENT
  THIS AGREEMENT, made this 18th day of July, 1996, between The American Funds Tax-Exempt Series I, a Massachusetts business trust (the "Trust"), and Capital Research and Management Company, a Delaware corporation (the "Investment Adviser").
                              W I T N E S S E T H:
 WHEREAS, there is now in effect an Investment Advisory Agreement dated December 1, 1988, between the Trust and the Investment Adviser, providing for research and portfolio management services to be furnished to the Trust by the Investment Adviser on certain terms and conditions and subject to certain provisions set forth therein; and
 WHEREAS, said Agreement was last approved by the vote of the holders of a majority of the outstanding shares of beneficial interest of the Trust at a Special Meeting of Shareholders held November 22, 1988, and said Agreement provides for year to year renewals by mutual consent, upon certain specified conditions, and the last renewal of said Agreement was approved by the Board of Trustees of the Trust on July 18, 1996; and
 WHEREAS, the Trust and the Business Manager wish to renew said Agreement for a one-year period and such renewal has been approved as required by the terms of the Agreement;
 NOW, THEREFORE, the parties agree as follows:
 1. The Investment Advisory Agreement dated December 1, 1988 is hereby renewed for the one-year period beginning August 1, 1996 and ending at the close of business on July 31, 1997.
 2. The first sentence of Paragraph 6 of the Investment Advisory Agreement, as amended July 21, 1994, shall read as follows:
   "(a) 0.165% per annum of the first $60 million of the Fund's average daily net assets during the month and 0.12% per annum of the Fund's average daily net assets during the month in excess of $60 million ("Net Asset Portion"), plus
    (b) 1.65% of the Fund's gross investment income for the preceding month ("Investment Income Portion")."
 3. In all other respects said Investment Advisory Agreement, as now in effect, is reaffirmed and shall continue in effect for the period provided by such Agreement as renewed by this Agreement.
 4. This Agreement shall be executed in several counterparts, each of which shall be original.
 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate names by their duly authorized officers as of the day and year first above written.
THE AMERICAN FUNDS TAX-EXEMPT SERIES I    CAPITAL RESEARCH AND MANAGEMENT
COMPANY

By James H. Lemon, Jr.     By James F. Rothernberg
 Chairman of the Board      President
By Howard L. Kitzmiller     By Larry Clemmenson
 Senior Vice President and Secretary      Senior Vice President